EXHIBIT 99.1

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5980

CORINTHIAN COLLEGES REPORTS

PRELIMINARY FY ’07 FOURTH QUARTER RESULTS

•  Starts Up 6.3%; Earnings Below Previous Guidance

•  Company Plans Divestiture of Schools; Provides Legal Update

Santa Ana, CA, August 1, 2007 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported unaudited, preliminary FY 2007 fourth quarter results today for new student starts, revenue, and earnings per share. The company’s starts in the fourth quarter exceeded previous guidance; the company expects revenue to meet previous guidance and earnings per share to fall below previous guidance. More detail is provided below.

Start Growth and Revenue

New student starts totaled 21,489 in Q4 07, an increase of 6.3% compared with Q4 06. The company’s previous guidance was 2% – 4%. The increase primarily reflected continued rapid growth in the company’s Online Learning Division and solid growth in Corinthian’s U.S. ground schools. In addition, the company’s national advertising campaign for the new Everest brand generated record lead volume in the quarter, contributing to higher start growth.

“We are encouraged by our positive start growth in the fourth quarter, which puts us in a solid position moving into fiscal 2008,” said Jack Massimino, Corinthian’s chief executive officer. “Based upon current trends and the strength of our marketing campaign, we expect first quarter 2008 start growth to be 5% to 6% for continuing operations.”

“In our WyoTech division, July starts at the destination campuses increased by 10% compared with the same month last year,” Massimino continued. “We believe the increase was primarily driven by our new ‘WyoTech Guide’ customer service program and improved sales force management.”

Based upon start growth and other factors, Q4 07 revenue is estimated to be approximately $244 million, in the range of previous guidance of $242 – $246 million.

Total student population at June 30, 2007 was 64,992, versus 64,544 at June 30, 2006.

Q4 07 Preliminary Earnings Overview

The company expects Q4 07 diluted earnings per share to be approximately $0.03, excluding impairment and facility closing charges of $0.11 per share, and an increase in litigation reserves of $0.02 per share. Including these charges, the company expects a Q4 07 loss per share of approximately $0.10. Our previous Q4 07 guidance was $0.12 – $0.13 per share, excluding any one-time charges. Previous and current earnings guidance includes stock-based compensation expense. The company reported earnings per share of $0.10 in Q4 06, including $0.05 per share in one-time charges.

The primary variances between previous Q4 07 earnings guidance and expected earnings performance are as follows:

•	Increased marketing expenditures for admissions representatives and advertising, which helped drive higher start growth in the quarter.
•	Increased student-related expenses such as textbooks and classroom supplies, related to higher start growth.
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Higher bad debt expense, partially resulting from a delay in Title IV funding. The company experienced a higher volume of student aid applications related to: 1) an increase in federal Pell grant and student loan limits on July 1st, which required students to reapply for financial aid; and 2) higher start growth. The higher volume of financial aid applications created a backlog internally and at the company’s outside processing vendor, which in turn delayed Title IV funding.

•	Lower-than-anticipated income in the CDI Division (Canada). Plans to improve the performance of that division are described below under “Planned Divestitures”.
•	An unexpected increase in healthcare claims in the company’s self-insured employee benefit plan.
•	An impairment charge related to trade names which will no longer be in use after the company establishes the national Everest brand.
•	Impairment of long-term assets associated with discontinued operations (see “Planned Divestitures” below).
•	Expenses related to lease termination of third party dormitories in the WyoTech Division.
•	Increased litigation reserves resulting from the company’s settlement with the California Attorney General (see “Legal Update” below).

Planned Divestitures

During the fourth quarter the company decided to divest the CDI campuses outside of the Ontario, Canada province, and the WyoTech Boston campus.

In the four years since acquiring CDI, the company has consistently invested in new programs and facilities for that division. In Ontario, where the company has a critical mass of 17 schools, such investments have been rewarded with higher student enrollment, higher margins and increased market share. Outside of Ontario, where the company has fewer and more dispersed schools, investments have not generated appropriate returns to shareholders. The divestiture will allow the company to focus on growth in Ontario, where CDI has more than 30% of the career training market – the number one position.

The WyoTech Boston campus provides aviation technology training for about 140 students. The company plans to divest this campus because it has not generated sufficient returns to justify inclusion in the company’s portfolio of schools.

The company expects the CDI and WyoTech divestures to occur during fiscal 2008. In the interim, these campuses will be accounted for as discontinued operations. Combined, the campuses to be divested generated revenue of approximately $38 million in fiscal 2007, and had an operating loss of approximately $0.03 per share, excluding the impairment of long-term assets.

In Q4 07, start growth from continuing operations was 7.5%, versus 6.3% including discontinued operations.

Legal Update

On July 31, 2007, the company reached a settlement agreement with the California Attorney General (CAG), bringing closure to an investigation that began in June 2004. The settlement does not constitute a finding or evidence of wrongdoing, and the company specifically denied any wrongdoing as part of the agreement. The settlement totaled $6.5 million, which includes payments to the company’s former students, CAG administrative costs, future consumer education and protection, and debt forgiveness for former students.

The company has provided regular updates on the CAG inquiry in its periodic filings with the Securities and Exchange Commission. As a result of the settlement with the CAG, the company has increased its Q4 07 litigation reserves by $2.5 million, or $0.02 per share.

“While we disagree with the Attorney General’s conclusions, we are pleased to have this matter behind us,” Massimino said. “We are fully committed to providing quality education and job placement services for students and to being in compliance with state law and regulation.”

Additionally, on July 25, 2007, Corinthian received notice from the Securities and Exchange Commission that the Commission had completed its inquiry related to the company’s historic stock option grants. The Commission recommended no enforcement action at this time.

Fiscal 2008 Guidance

In fiscal 2008, the company expects start growth to be 5% – 6%, revenue to range from $1.040 – $1.060 billion, and diluted earnings per share to be approximately $0.40 – $0.45. This guidance pertains to continuing operations, excludes any one-time charges, and includes stock-based compensation expense. This guidance also includes approximately $12.0 million, or $0.09 per share, in incremental incentive compensation related to fiscal 2008 performance. The company did not reach the financial targets required for a significant payout of incentive compensation in fiscal years 2006 or 2007.

The company plans to give more detailed Q1 08 and fiscal 2008 guidance during its final Q4 07 conference call scheduled for August 28, 2007.

Conference Call Today

The company will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, for the purpose of discussing preliminary fourth quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Wednesday, August 8, 2007. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use pass code 95937470.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 schools in 24 states in the U.S. and 31 schools in six provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associates, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include those pertaining to start growth, anticipated timing of divestitures, and projections included under the heading “Fiscal 2008 Guidance” above. Additionally, the company’s statements about revenue and earnings per share for Q4 07 are based upon unaudited data. The company’s audit is ongoing and financial results may change. Many other factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the uncertain future impact of the new student information system; increased competition; variability in the expense and effectiveness of the company’s advertising and promotional efforts; the Company’s effectiveness in its regulatory compliance efforts; the outcome of ongoing reviews and inquiries by accreditation, state and federal agencies related to the Company’s compliance efforts; and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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